SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) June 19, 1996



                          TALLEY INDUSTRIES, INC.
            (Exact Name of Registrant as Specified in Charter)



          Delaware               1-4778           86-0180396
(State or other jurisdiction  (Commission   (IRS Employer Identi-
     of incorporation)        File Number)      fication No.)


2702 North 44th Street (Ste.100A), Phoenix, Arizona              85008
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:  602/957-7711




       (Former name or former address, if changed since last report)

Item 5.   Other Events.

     On June 19, 1996 the United States Court of Appeals for the Ninth Circuit affirmed the $138 million judgment previously entered by the Federal District trial court in Phoenix in favor of the Registrant and against TRW Inc. (TRW Inc. v. Talley Industries, Inc. et al.) That judgment, entered on June 27, 1995, was appealed by TRW to the Ninth Circuit Court of Appeals. A copy of the Memorandum decision issued by the Court of Appeals is attached to this Report as an Exhibit. On June 21, 1996, following receipt of a copy of the Court of Appeals decision, the Registrant issued a press release announcing the decision, a copy of which is also attached to this Report as an Exhibit.

     Whether TRW will seek further appellate review, and the date on which any judgment proceeds would actually be received by the Registrant, cannot be predicted with certainty; but, the Registrant believes it likely that all appeals will be exhausted and the money payable before December 31, 1996. As previously reported, TRW has been ordered by the trial court (pending final resolution of this matter) to continue to make quarterly payments to the Registrant in the same amount as the royalties that would otherwise be due under the 1989 License Agreement at issue in the litigation. To discharge the judgment, TRW would be obligated to pay the $138 million face amount of the judgment plus interest (which the trial court ruled is accruing from June 27, 1995 at the rate specified by the 1989 License Agreement--i.e., prime plus five percent), offset by the continued quarterly payments made by TRW subsequent to June 27, 1995 pursuant to the trial court's order.

     Also, and as previously reported, TRW was ordered by the trial court on January 26, 1996 to pay the Registrant a further $7.1 million in attorneys' fees and recoverable costs in connection with this litigation. TRW has filed a notice that it will appeal that award, which has not yet been paid by TRW. The Registrant will seek a further award of the Registrant's fees and costs in connection with TRW's unsuccessful appeal of the June 27, 1995 judgment, as well as additional fees and costs incurred before the District Court after June 30, 1995. The exact amounts and timing of any such further recoveries from TRW are difficult to predict with certainty.








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

     As previously reported, certain other claims asserted by TRW and the Registrant against each other are the subject of a separate action, which remains pending. In that action, TRW has asserted that the airbag manufacturing plant included in the assets sold to TRW by the Registrant in 1989 failed to meet certain government requirements and "industry standards," and that the associated real estate was insufficient to permit expansion of certain manufacturing and assembly floor space, in violation of the 1989 Asset Purchase Agreement. The Registrant's claims against TRW include claims that TRW breached an implied contractual duty to exploit the exclusive technology license granted to TRW by the Registrant in 1989 and denied the Registrant certain contractually provided audit rights.

     The trial on these remaining claims has now been scheduled to commence September 24, 1996, also in the same Federal District Court in Phoenix. Management anticipates that these claims and counter-claims will be resolved without any material adverse impact on the results of operations or financial position of the Registrant.

     The bulk of any such recoveries from TRW, when received, would be applied by the Registrant to reduce outstanding debt.
In view of the anticipated receipt of the cash award from TRW Inc., the Registrant plans to explore its options in a number of areas, including, but not limited to, its capital and debt structure and alternatives to its present real estate strategy of selling properties to end users in an orderly process over time.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     99.1 Memorandum decision from the United States Court of Appeals for the Ninth Circuit, filed June 19,
               1996.

     99.2      Press Release issued by the Registrant on June 21,
               1996.











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
     "Safe harbor" statement under the Private Securities
Litigation Reform Act of 1995 and any applicable state laws:

     Certain statements in this Report (and in other communications by the Registrant) that are not historical statements are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to be materially different, including the results and timing of the litigation pending with TRW Inc., changes in future economic conditions, the future values of real estate assets being disposed of and possible changes in the Registrant's strategy for completing such dispositions, the Registrant's anticipated results of operations and financial position, available and appropriate tax-planning measures, and a number of other factors and assumptions.




                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.





                                   TALLEY INDUSTRIES, INC.


Dated: June 26, 1996               By Mark S. Dickerson
                                      Mark S. Dickerson,
                                      Secretary













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

                               EXHIBIT INDEX


   EXHIBIT
     NO.                          EXHIBIT


     99.1      Memorandum decision from the United
               States Court of Appeals for the
               Ninth Circuit, filed June 19, 1996.

     99.2      Press Release issued by the Registrant on June 21,
               1996.





































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